QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Proxy Statement/Prospectus of EQT Midstream Partners, LP, and to the incorporation by reference therein of our reports dated February 15, 2018, with respect to the consolidated financial statements of EQT Midstream Partners, LP and Subsidiaries, and the effectiveness of internal control over financial reporting of EQT Midstream Partners, LP and Subsidiaries included in EQT Midstream Partners, LP's Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 18, 2018

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm